Exhibit 99.1

Trailer Bridge Intends to Work with McLean Family, Which Has
Announced That It Intends to Actively Pursue the Sale of Its
Holdings in Trailer Bridge

        JACKSONVILLE, Fla. — Nov. 26, 2007 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced that it intends to work with the McLean family, which collectively filed an amended Schedule 13D with the Securities and Exchange Commission on November 21, 2007 disclosing that the group members intend to actively pursue a sale of their Trailer Bridge shares. The group members, which include the sister and children of Trailer Bridge’s founder, the late Malcom P. McLean, beneficially own approximately 5.8 million shares, or 47.8% of Trailer Bridge’s outstanding common stock.

        According to John D. McCown, Chairman and CEO of Trailer Bridge, the Board intends to appoint a committee of impartial, non-family Directors to meet and work closely with the McLean family and its advisors and represent the interests of the Company and its public stockholders in any transaction or sale of holdings proposed by the family. Malcom P. McLean, Jr., one of the McLean family group members, and his brother-in-law, Greggory B. Mendenhall, currently serve on the Company’s Board of Directors. “We look forward to cooperating with the family to assist it in achieving its business goals,” Mr. McCown stated, “while at the same time fulfilling our duties to our public stockholders.”

        As noted in the McLean family’s Schedule 13D amendment, the timing, structure and completion of any transaction, including one or more private sales by the family, will depend on a variety of factors, including the Company’s financial performance and macroeconomic conditions. There can be no assurance that any sale will occur or as to the terms, manner or timing of any sale.

        Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and the Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

CONTACT:	Trailer Bridge, Inc.	TRBR Investor Relations Counsel
	John D. McCown, 800-554 -1589	The Equity Group Inc.
	Chairman & CEO	Adam Prior, 212-836-9606
	www.trailerbridge.com	Ethan Guttenplan, 212-836-9605
	-or-	www.theequitygroup.com